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                                                                    Exhibit 10.7

[LOGO] Opian Pharmaceuticals, Inc.


Dear Dr. Farrar:

On behalf of Opian Pharmaceuticals, Inc. (the "Company"), I would like to offer you a position as President and CEO of the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer.

As of October, 17, 1994, you will commence employment with the Company. You will report directly to the J.J.C. - Board of Directors of the Company. Contemporaneously with the term of your employment, you will be offered a seat on the Board. Your initial salary will be $175,000 per annum. Such salary shall be paid in conformance with the Company's customary practice as established or modified from time to time.

You will receive a bonus of $25,000 upon completion of a second round of financing of the Company of at least $1,000,000, anticipated to occur within six months time.

In addition to the closing bonus referenced above, you will be eligible for an annual performance bonus based on the Company's attainment of goals or objectives that are to be established by the Board of Directors of the Company. The Board will seek your active participation in the establishment of these goals.

Contemporaneously with your acceptance of this offer, you will have the opportunity to purchase 2,266,400 shares of common stock of the Company for an aggregate purchase price of $1150. You will be required to sign stock purchase documents with the Company, which will provide certain future investors in the Company and the Company with customary rights of first refusal and cosale with respect to your shares, and will include a customary lock-up agreement in the event of public offerings, and if as we anticipate, the Company with your assistance succeeds in i) raising at least $1.5 million in capital in exchange for Preferred Stock convertible into not more than 6 million shares of Common Stock on terms acceptable to the Board, ii) hiring the additional management personnel we have discussed who receive the equivalent of not more than 566,600 shares of Common Stock and iii) entering into the technology transfer agreements and consulting agreements we have discussed, all as approved by the Board, in exchange for the equivalent of an additional not more than 2 million shares of Common Stock, your shares will constitute 20% of the Company's total common-equivalent shares. If for any reason, the Company has not achieved these goals by the first anniversary of your acceptance of this offer, the stock purchase documents will allow the Company to repurchase from you, at your cost, an amount of your shares sufficient to reduce your ownership of the Company's stock to 20% on a fully diluted basis. In addition, your shares will be subject to vesting monthly at the rate of 25% per annum, provided that if the Company consummates a transaction in which the Company receives $10,000,000 or more (which amount may be consideration for equity or research funding) within three years from your date of hire, 25% of all your remaining unvested shares will immediately vest. In addition, all of your shares will fully vest in the event the Company is sold.
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You have expressed a concern that efforts be made to maintain your equity position in the Company at a minimum of 5% in the event the Company attracts additional rounds of institutional financing in the future. Accordingly, the Company will use all reasonable good faith efforts to give you the opportunity to maintain a 5% level of ownership during your employment with the company, whether through participation in future equity financings, or otherwise. This commitment, however, is subject to the approval of future investors.

You will also be entitled to participate in the Company's medical insurance plan (such medical plan to be equal or superior to the benefits package outlined in Exhibit A hereto). In addition, the Company will pay the premium on a $1,300,000
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life insurance policy on your behalf.

Lastly, as a condition of employment with Opian, you will be required to sign a standard Employee Noncompetition, Confidentiality and Inventions Agreement in a form which is mutually acceptable.

The above employment terms in this agreement are not contractual. They are a summary of our initial at-will employment relationship and, as such, are subject to later modification as business interests warrant. The Company believes that such an "at-will" relationship is in the best interest of both the Company and its employees.

This offer of employment expires on October 14, 1994.

It would be a great pleasure to welcome you to Opian Pharmaceuticals, Inc. I anticipate that you will be able to make a key contribution to the Company's success.

If the foregoing terms are acceptable, please sign and return the enclosed copy of this letter to the undersigned.

                                 Very Truly yours,

                                 OPIAN PHARMACEUTICALS, INC.

                                 /s/ Robert Nelsen
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                                 Robert Nelsen, President

Accepted and Agreed

/s/ John J. Farrar
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Dr. John Farrar

Date: October 9 , 1994
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Enclosure